Exhibit 99.1

150 Field Drive • Suite 195 • Lake Forest, Illinois 60045 • t 847.295.8678 • f 847.295.8854 • www.neophrm.com

***FOR IMMEDIATE RELEASE***

CONTACT:

Paul Arndt, Corporate Communications Manager

parndt@neophrm.com

847-295-8678 x 215

NEOPHARM ANNOUNCES FDA ACCEPTANCE OF

INTERIM EFFICACY ANALYSIS PROPOSAL FOR PRECISE TRIAL

•                  Interim Efficacy Analysis to Occur at 160 Deaths

LAKE FOREST, Illinois – August 24, 2005 – NeoPharm, Inc. (Nasdaq: NEOL) today announced that the U.S. Food and Drug Administration (FDA) has approved an amendment to the Company’s Special Protocol Assessment (SPA), which now includes an interim efficacy analysis of data from its pivotal Phase III PRECISE trial of cintredekin besudotox for the treatment of glioblastoma multiforme (GBM).  During earlier discussions, the FDA suggested that NeoPharm consider proposing an interim efficacy analysis.  The SPA already included two futility analyses and a final efficacy analysis.

“We are pleased to have the interim efficacy analysis proposal for the PRECISE trial SPA accepted by the FDA,” said Ronald G. Eidell, NeoPharm’s President and Chief Executive Officer.  “If the interim efficacy analysis is positive, NeoPharm will have an opportunity to submit a Biologic License Application at an earlier point in time than would otherwise be the case.  In the meantime, enrollment in our PRECISE trial continues at expected levels and we anticipate full enrollment in the trial by year end 2005.”

Interim Efficacy Analysis Trigger – Currently Projected to Occur in 2nd Quarter 2006

An interim efficacy analysis will be conducted by the independent Data Monitoring Committee (DMC), after notification of 160 deaths to demonstrate potential superiority of cintredekin besudotox over Gliadel® Wafer.  If the primary efficacy analysis shows that the p-value for the comparison of the overall survival curves of the two treatment groups is less than or equal to 0.005 in favor of cintredekin besudotox, then the result of the interim analysis will be considered statistically significant.  The survival data from patients with optimal catheter placement in the cintredekin besudotox Phase I/II studies was used to establish the p-value target for the interim efficacy analysis.

Final Efficacy Analysis Trigger – Currently Projected to Occur in 4th Quarter 2006

The final analysis will be conducted from a locked database after notification of 215 deaths. If the study is continued until the planned end, subsequent to the interim efficacy analysis, the final analysis for the comparison of the overall survival curves between the two treatment groups will be considered significant if the p-value from the log-rank test is less than or equal to 0.048.  This final p-value reflects accepted statistical methodology so that the overall study type 1 error rate of 5% (0.05) is maintained.

-more-

About PRECISE

PRECISE, an acronym for Phase III Randomized Evaluation of Convection Enhanced Delivery of IL13-PE38QQR with Survival Endpoint, www.precisetrial.com, is a randomized, controlled Phase III clinical trial.  It is designed to compare overall survival, drug safety and quality of life of patients receiving cintredekin besudotox with patients receiving GLIADEL® Wafer in the treatment of first recurrent GBM following surgical tumor resection (removal).  Patients are randomized so that 200 patients receive cintredekin besudotox via Convection Enhanced Delivery (CED) using catheters placed following the resection, and 100 patients receive GLIADEL® Wafer placed at the time of resection.  Enrollment in PRECISE is expected to be completed year end, 2005.

About the Independent Data Monitoring Committee

The independent DMC is responsible for, among other things, assuring that study participants are not exposed to unnecessary or unreasonable risks and that the study is being conducted according to high ethical, regulatory, and scientific standards.  The DMC will recommend that the study protocol be stopped, temporarily suspended or amended, as appropriate, if a result of data monitoring determines that a trial:

1)              has answered the primary study question;

2)              is futile or will not be able to reach a positive conclusion;

3)              is not being conducted according to high standards; or

4)              poses an unreasonable or unnecessary risk to study participants.

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Forest, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications.  The Company has a portfolio of cancer compounds in various stages of development.  Additional information can be obtained by visiting NeoPharm’s Website at www.neophrm.com.

Forward Looking Statements – This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to the PRECISE trial and other clinical studies involving cintredekin besudotox, future patient enrollment in, and regulatory actions with respect to, the Company’s PRECISE trial, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, obtaining regulatory approval, production and marketing of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox,  uncertainty regarding the availability of third party production capacity, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox,  that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, including, but not limited to, cintredekin besudotox,  the uncertainty of patent protection for the Company’s intellectual property or trade secrets, including, but not limited to, cintredekin besudotox,  and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.